23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NeoStem, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-107438, Registration No. 333-144265, Registration No. 333-159282 and Registration No. 333-162733) and in the Registration Statements on Form S-3 (Registration No. 333-145988 and Registration No. 333-166169) of NeoStem, Inc. of our report dated September 17, 2010 with respect to the consolidated financial statements of Progenitor Cell Therapy, LLC and Subsidiaries as of and for the years ended December 31, 2009, 2008 and 2007, which appears in NeoStem, Inc.'s Current Report on Form 8-K dated September 23, 2010.

/s/ EisnerAmper LLP

Hackensack, New Jersey
September 23, 2010